Exhibit 99.1

Sabre Elects Rachel Gonzalez to its Board of Directors

Former Sabre executive brings significant business, governance and legal acumen to the board

SOUTHLAKE, Texas – Oct. 20, 2022 – Sabre Corporation (NASDAQ: SABR), a leading software and technology provider that powers the global travel industry, today announced that the Company has elected Rachel Gonzalez to its board of directors, effective today.

“I look forward to having Rachel as a member of our Board of Directors, especially at such an exciting time for the company,” said Sean Menke, Chair and CEO of Sabre. “She brings not only a distinctive set of skills and experiences to our board, such as a strong business acumen and governance expertise, but also significant legal and regulatory experience. She also has a unique perspective as a former member of Sabre’s executive leadership team. She knows our history well. I am thrilled to be working with Rachel again.”

Gonzalez most recently served as the executive vice president, law & corporate affairs, and general counsel of Starbucks Coffee Corporation from 2018 to 2022 where she oversaw all aspects legal and regulatory affairs, ethics and compliance matters and global security and resilience programs, in addition to serving as a trusted advisor to the board and its executive leadership team. She brings vast experience having served on the executive leadership team at several complex global organizations.

With Gonzalez’ election to Sabre’s board, the Company has increased the size of its board to 11 directors.

About Rachel Gonzalez

As noted above, Gonzalez is the former executive vice president, law & corporate affairs, and general counsel of Starbucks Coffee Corporation. Departing Sabre in April 2018 to join Starbucks, she handled legal and regulatory affairs, global security, and ethics and compliance, in addition to acting as counselor to the board of directors and executive leadership. In her previous role at Sabre Corporation, Gonzalez led a global team responsible for human resources, corporate communications, legal strategy, regulatory affairs, corporate compliance, and government affairs. She joined Sabre in 2014 as Executive Vice President, General Counsel before her promotion to Chief Administrative Officer.

Prior to joining Sabre, Rachel served as Executive Vice President, General Counsel and Corporate Secretary with Dean Foods in Dallas, Texas. Previously, she was Senior Vice President and Group Counsel with Affiliated Computer Services. Earlier in her career, Gonzalez was a partner with the law firm of Morgan, Lewis & Bockius, where she focused on corporate finance, mergers &

acquisitions, SEC compliance and corporate governance. She serves on the board of Electronic Arts as a member of the Nominating and Governance Committee and previously served on the board of Dana Incorporated as a member of the Nominating and Governance Committee as well as Chair of the Compensation Committee. She also serves on the Advisory Board of PODER25, a sub-organization of the Hispanic National Bar Association.

About Sabre Corporation

Sabre Corporation is a leading software and technology Company that powers the global travel industry, serving a wide range of travel companies including airlines, hoteliers, travel agencies and other suppliers. The Company provides retailing, distribution and fulfilment solutions that help its customers operate more efficiently, drive revenue and offer personalized traveler experiences. Through its leading travel marketplace, Sabre connects travel suppliers with buyers from around the globe. Sabre’s technology platform manages more than $260B worth of global travel spend annually. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world. For more information visit www.sabre.com.

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Contacts:

Media

Kristin Hays

kristin.hays@sabre.com

sabrenews@sabre.com

Investors

Kevin Crissey

kevin.crissey@sabre.com

sabre.investorrelations@sabre.com